Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:	Richard R. Current, Vice President and CFO 517/372-9200

Neogen reports 18% increase in net income

LANSING, Mich., Dec. 18, 2009 – Neogen Corporation (NASDAQ: NEOG) announced today that its net income for the second quarter of FY 2010, which ended Nov. 30, increased 18% from the previous year’s second quarter. Adjusted for a 3-for-2 stock split effective Dec. 15, net income in the quarter rose to $0.20 per share, compared to the prior year’s $0.17. Neogen’s second quarter net income of $4,610,000 set another quarterly record for the 27-year-old company.

Second quarter revenues increased 13% to $35,251,000, also a quarterly record, compared to the prior year’s $31,187,000. Year-to-date revenues for the first six months of fiscal year 2010 rose 13% to $67,598,000 from FY 2009’s $59,992,000. Current year-to-date net income for the same six-month period increased 18% to $9,006,000 from $7,634,000 in FY 2009, or to $0.39 per share on a split-adjusted basis compared to the prior year’s restated $0.34.

With its 3-for-2 stock split, Neogen’s shareholders of record on Nov. 30 received one additional share of stock for each two shares held. The stock dividend was paid in newly issued common stock on Dec. 15. Neogen had 15,000,000 shares of common stock outstanding prior to the split, and now has 22,500,000 shares of common stock outstanding. All share and per-share numbers in this news release reflect the split as if it had taken place at the beginning of the periods presented.

“Our second quarter results were exceptional considering the economic situation encountered by many of our customers. We can report strong double-digit increases in revenues, same-store sales and profitability, while at the same time making solid progress in several fundamental areas during the quarter that will drive future growth,” said James Herbert, Neogen’s chief executive officer and chairman. “The broad-based advancement of several of our diagnostic and preventative product lines, both domestically and internationally, indicates that our experienced team continues to perfect the business model that has driven our remarkable 19 years of growth.”

The second quarter was the 67th consecutive profitable quarter from operations for the company, and the 71st quarter of the past 76 quarters to show increased revenues as compared with the previous year.

“We’re extremely pleased to report a 23% increase in operating income for the second consecutive quarter—that’s a remarkable achievement at any time, but especially in this economy,” said Lon Bohannon, Neogen’s president and chief operating officer. “Strong revenue growth and ongoing efforts to control costs and improve productivity have resulted in a decline for many expense categories as a percentage of sales. R & D expense is a notable exception because we continue to view our increased research spending as a critical investment that will help drive future growth.”

Operating income as a percentage of sales increased to 20.5% in the current quarter from the previous year’s comparable quarter of 18.8%. On a six-month basis, operating income is 21.0% of sales compared to 19.2% in the prior year. Gross margins in the quarter improved to 52.5% of sales in FY 2010, compared to 51.7% in the prior year’s second quarter.

“We’re also pleased to note that the currency headwinds we faced in previous quarters have abated,” said Richard Current, Neogen’s chief financial officer. “We also had another excellent quarter in generating cash, with quarter-end cash in excess of $30,000,000. But, note that the financial results that we are reporting today do not reflect the effect of the cash acquisition of the BioKits food safety business from Gen-Probe Incorporated—that acquisition was completed in our third quarter.”

Neogen’s Food Safety Division led the company’s second quarter revenue increase, with sales up 20% from $15,379,000 in FY 2009 to $18,446,000 in FY 2010. Year-to-date, the Food Safety Division’s revenues were up 16% to $35,921,000 for FY 2010. Sales growth in Food Safety was broad-based across multiple market segments and product lines for the quarter and on a year-to-date basis. Neogen’s line of drug residue tests, led by sales of tests for dairy antibiotic residues increased significantly due to increased sales of higher value test kits, overall unit volume growth, and a relatively positive currency exchange rate for test kits sold in Euros.

Cool, wet weather conditions experienced throughout parts of the U.S. corn belt during the summer and fall led to sharp increases in demand for test kits to detect the presence of mycotoxins, especially vomitoxin. Sales of the company’s Acumedia dehydrated culture media products improved over FY 2009’s second quarter, as sales to traditional media customers and international distributors achieved double-digit organic growth. Food allergen test kit sales also continued their recent trend of strong same-store sales growth in the second quarter with an increase in excess of 20% compared to the prior year.

Neogen’s Animal Safety Division second quarter revenues increased 6% to $16,805,000, compared to $15,808,000 in the previous fiscal year. For FY 2010’s first six months, the Animal Safety Division’s sales increased 9% over the comparable period last year to $31,677,000. Sales of Neogen’s rodenticides, cleaners and disinfectants in the quarter increased 22% over the prior year primarily due to successful marketing programs for rodenticide products and a strong increase in domestic sales of disinfectants. Sales of the company’s Kare line of companion animal products sold through ethical distribution channels also exhibited strong growth for the quarter.

The internal development and release of four new products in the second quarter, and the May 2009 acquisition of International Diagnostic Systems, led to a 26% quarter-over-quarter increase in sales of Animal Safety’s diagnostic products. Sales of test kits used to detect drugs of abuse in the forensics market and sales derived from contract research and supply agreements both achieved significant growth.

Neogen’s acquisition of the BioKits food safety business of Gen-Probe Incorporated was completed on the first day of Neogen’s third quarter, Dec. 1. The acquisition includes more than 50 test kits for food allergens, meat and fish speciation, and plant genetics. The U.K.-based business is now a part of Neogen Europe Ltd., which is headquartered in Ayr, Scotland.

Neogen Corporation develops and markets products dedicated to food and animal safety. The company’s Food Safety Division markets dehydrated culture media, and diagnostic test kits to detect foodborne bacteria, natural toxins, genetic modifications, food allergens, drug residues, plant diseases and sanitation concerns. Neogen’s Animal Safety Division markets a complete line of diagnostics, veterinary instruments, veterinary pharmaceuticals, nutritional supplements, disinfectants, and rodenticides.

Certain portions of this news release that do not relate to historical financial information constitute forward-looking statements. These forward-looking statements are subject to certain risks and uncertainties. Actual future results and trends may differ materially from historical results or those expected depending on a variety of factors listed in Management’s Discussion and Analysis of Financial Condition and Results of Operations in the Company’s most recently filed Form 10-K.

NEOGEN CORPORATION UNAUDITED SUMMARIZED CONSOLIDATED OPERATING DATA

(In thousands, except for per share and percentages)

	Quarter ended Nov. 30		Six months ended Nov. 30
	2009	2008	2009	2008

Revenue
Food Safety	$18,446	$15,379	$35,921	$30,928
Animal Safety	16,805	15,808	31,677	29,064

Total revenue	35,251	31,187	67,598	59,992
Cost of sales	16,729	15,062	31,806	29,063

Gross margin	18,522	16,125	35,792	30,929
Other expenses
Sales & marketing	6,405	6,013	12,377	11,632
Administrative	3,191	3,032	6,082	5,612
Research & development	1,698	1,219	3,161	2,171

Total other expenses	11,294	10,264	21,620	19,415

Operating income	7,228	5,861	14,172	11,514
Other revenue	(18)	240	34	445

Income before tax	7,210	6,101	14,206	11,959
Income tax	2,600	2,200	5,200	4,325

Net income	$4,610	$3,901	$9,006	$7,634
Net income per diluted share (1)	$0.20	$0.17	$0.39	$0.34

Other information:
Shares to calculate per share (1)	23,026	22,683	22,916	22,613
Depreciation & amortization	$1,016	$1,002	$2,028	$1,950
Interest income	16	69	33	134
Gross margin (% of sales)	52.5%	51.7%	52.9%	51.6%
Operating income (% of sales)	20.5%	18.8%	21.0%	19.2%
Revenue increase vs. FY 2009	13.0%		12.7%
Net income increase vs. FY 2009	18.2%		18.0%

NEOGEN CORPORATION UNAUDITED SUMMARIZED CONSOLIDATED BALANCE SHEET DATA

(In thousands)

	Nov. 30 2009	May 31 2009

Assets
Current assets
Cash & investments	$32,454	$13,842
Accounts receivable	25,176	23,363
Inventory	30,149	31,363
Other current assets	3,255	3,198

Total current assets	91,034	71,766
Property & equipment	16,718	17,058
Goodwill & other assets	53,161	53,352

Total assets	$160,913	$142,176

Liabilities & Stockholders’ Equity
Current liabilities	$14,968	$9,246
Long-term debt	—	—
Other long-term liabilities	4,321	4,251
Stockholders’ equity-shares outstanding 22,491 in Nov. & 22,105 in May (1)	141,624	128,679

Total liabilities & stockholders’ equity	$160,913	$142,176

(1)	Reflects effect of Dec 15, 2009, 3-for-2 stock split